UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 24, 2007
KENSEY NASH CORPORATION (Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27120 (Commission File Number)	36-3316412 (IRS Employer Identification No.)
735 Pennsylvania Drive, Exton, Pennsylvania (Address of Principal Executive Offices)		19341 (Zip Code)
Registrant’s telephone number, including area code: (484) 713-2100

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

Settlement Agreement with Ramius Group

On October 24, 2007, Kensey Nash Corporation (the “Company” or “Kensey Nash”), entered into a settlement agreement (the “Settlement Agreement”) with certain Company stockholders including Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), Ramius Capital Group, L.L.C. and certain entities and individuals affiliated with them (such stockholders collectively, the “Ramius Group”). As provided in the Settlement Agreement, the Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the stockholders of the Company to nominate Jeffrey Smith and Ceasar Anquillare (the “New Nominees”) for election to the Board at the Company’s annual meeting of stockholders currently scheduled to be held on December 5, 2007 (the “2007 Annual Meeting”) and to recommend that the Company’s stockholders vote for the New Nominees. Under the Settlement Agreement, the Ramius Group has agreed to vote their shares in favor of the New Nominees and one incumbent director, Mr. Robert Bobb, who has been nominated by the Board, at the 2007 Annual Meeting.

Under the Settlement Agreement, the Ramius Group may not directly or indirectly engage in any activities in opposition to the election of the New Nominees and Mr. Bobb as the sole directors elected at the 2007 Annual Meeting. The Ramius Group also agreed to withdraw its nominees for election to the Board, and not to present any nominees or proposals at the 2007 Annual Meeting.

Pursuant to the terms of the Settlement Agreement, the Company has agreed to take all action necessary in furtherance of: (i) the appointment of Mr. Anquillare as a member of the Audit Committee, (ii) the appointment of Mr. Smith as a member of the Governance and Nominating Committee, and (iii) the establishment of a strategic planning committee of the Board, and the appointment of Jeffrey Smith as a member of such committee.

Standstill

Under the Settlement Agreement, from the date of the Settlement Agreement until the earlier to occur of (i) the day after the date of the 2008 Annual Meeting or (ii) that date that is thirty (30) days after the one-year anniversary date of the 2007 Annual Meeting (such period, the “Standstill Period”), neither the Ramius Group nor any of its members or any of their affiliates may:

•
acquire any voting securities of the Company, such that, following any such acquisition, the Ramius Group, including its Affiliates, would hold, beneficially own or control in the aggregate in excess of the Standstill Limit (as defined below);

•
other than pursuant to the Settlement Agreement, (i) initiate or submit any stockholder proposal, (ii) bring any other business before any meeting of stockholders of the Company, (iii) nominate any individual to be elected as a member of the Board, (iv) make any attempt to call a special meeting of stockholders of the Company, (v) engage, or in any way participate, directly or indirectly, in any solicitation of proxies or consents, seek to advise, encourage or influence any Person with respect to the voting of any Company securities (except in support of Board-approved proposals), or (iv) otherwise communicate with the Company’s stockholders or others regarding how it intends to vote its shares, except that it may announce its opposition to any Board-approved proposals not supported by Mr. Smith;

•	solicit, encourage or in any way participate in the solicitation of any proxies with respect to any voting securities of the Company;

•
make any public announcement with respect to any merger, acquisition, consolidation, other business combination, restructuring, recapitalization, tender offer, exchange offer or other extraordinary transaction with or involving the Company or any of its subsidiaries or any of its or their securities or assets, except that it may state how it intends to vote and the reasons therefor with respect to any extraordinary transaction between the Company and a third party not affiliated with the Ramius Group;

•	form, join or in any way participate in a “group” (other than the Ramius Group) as defined in Section 13(d)(3) of the Securities Exchange Act of 1934; or

•	publicly seek or publicly request permission to do any of the foregoing.

For purposes of the Settlement Agreement, “Standstill Limit” means 2,804,146 shares of common stock, subject to adjustment for certain changes in the total number of outstanding shares of common Stock of the Company and a potential adjustment if the Company’s Share Repurchase Program announced by the Company on September 24, 2007 has not been completed within eight months of the date of the Settlement Agreement.

The Ramius Group, however, will not be prohibited from nominating two individuals for election to the Board at the 2008 Annual Meeting, soliciting proxies from the holders of voting securities of the Company with respect to those nominees, or taking other actions in connection with those nominations.

Confidentiality Agreement

Concurrently with the execution of the Settlement Agreement, the Company and the Ramius Group also entered into a Confidentiality Agreement. Under the Confidentiality Agreement, the Company agreed not to take any action prior to the 2007 Annual Meeting that the Board considers material without first advising a New Nominee regarding such action. The Ramius Group agreed that any non-public, confidential or proprietary information of the Company will be kept confidential by the Ramius Group and will not be used other than as necessary for the purposes of evaluating the Company, actions proposed to be taken by the Company and the Ramius Group’s investment in the Company, and with respect to the New Nominees, preparing to serve as members of the Board if elected at the 2007 Annual Meeting.

The above descriptions of the Settlement Agreement and Confidentiality Agreement are qualified in their entirety by reference to the complete texts of such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
10.1	Settlement Agreement dated October 24, 2007.
10.2	Confidentiality Agreement dated October 24, 2007.
99.1	Press Release of Kensey Nash Corporation dated October 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

Date: October 26, 2007	By:	/s/ Wendy F. DiCicco
Wendy F. DiCicco, CPA
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Settlement Agreement dated October 24, 2007.
10.2	Confidentiality Agreement dated October 24, 2007.
99.1	Press Release of Kensey Nash Corporation dated October 25, 2007.